[STRADLEY LOGO]                                                                   Stradley Ronon Stevens & Young, LLP

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October 30, 2015

Board of Trustees

Franklin Value Investors Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Subject:    Post-Effective Amendment No. 51/52 to the Registration Statement on Form N-1A relating to Franklin Value Investors Trust, a Delaware statutory trust

–  Registration No. 033-31326; File No. 811-05878

Ladies and Gentlemen:

                        We have acted as counsel to Franklin Value Investors Trust, a Delaware statutory trust (the “DE Trust”), including its six series, Franklin All Cap Value Fund, Franklin Balance Sheet Investment Fund,  Franklin Large Cap Value Fund, Franklin MicroCap Value Fund, Franklin MidCap Value Fund and Franklin Small Cap Value Fund (together, the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 51/52 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of the DE Trust.  Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed in connection with the DE Trust’s adopting as its own the Registration Statement on Form N-1A of Franklin Value Investors Trust, a Massachusetts business trust (the “MA Trust”).

We have reviewed the DE Trust’s Agreement and Declaration of Trust, By-Laws and resolutions adopted by the DE Trust’s Board of Trustees, the Agreement and Plan of Reorganization and Liquidation dated October 26, 2015, the form of which was approved by the MA Trust’s shareholders at a meeting held on April 7, 2015 and reconvened on May 18, 2015 and June 5, 2015 (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

            We have assumed the following for purposes of this opinion:

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1.               The shares of the Series will be issued in accordance with the DE Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date), the Agreement and resolutions of the DE Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.               The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus, Statement of Additional Information relating thereto, or the Agreement and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Agreement or the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By /s/ Kristin H. Ives

     Kristin H. Ives, a Partner

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